Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of June 26, 2019 by and among BridgeBio Pharma, Inc., a Delaware corporation (the “Company”), and each of the holders of Registrable Securities listed on Schedule A hereto, which shall include KKR and Viking, each of which is referred to in this Agreement as a “Holder,” and any additional holders that becomes a party to this Agreement in accordance with Section 4.1 hereof.

RECITALS

WHEREAS, Section 7.11.2 of that certain Fourth Amended and Restated Limited Liability Company Agreement, by and among BridgeBio Pharma LLC, a Delaware limited liability company (“BridgeBio Pharma”), KKR Genetic Disorder L.P., a Delaware limited partnership (together with its successors and permitted assigns, the “KKR Member” or “KKR”), Viking Global Opportunities Illiquid Investments Sub-Master LP (together with its successors and permitted assigns “Viking Member” or “Viking”) and the members named on Exhibit A thereto (the “LLC Agreement”) provides that in connection with and prior to the consummation of any initial public offering by an IPO Corporation (as defined in the LLC Agreement), such IPO Corporation shall, and the Board of Managers of BridgeBio Pharma shall cause such IPO Corporation to enter into a Registration Rights Agreement with KKR, Viking and each holder of Preferred Units representing (directly or indirectly, whether beneficially, upon conversion of otherwise) more than three percent (3%) of the outstanding shares of common stock or other equity securities of such IPO Corporation of the class registered or to be registered in such initial public offering.

WHEREAS, the Company is the IPO Corporation under the LLC Agreement.

WHEREAS, in accordance with Section 7.11.2 of the LLC Agreement, the Holders and the Company desire to enter this Agreement in order to set forth the rights of the Holders to cause the Company to register Common Equity issued or issuable to the Holders.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“Affiliate” means, with reference to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital, private equity or other investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person, and the term “Affiliated” shall have the correlative meaning. The Company and its Affiliates shall not be considered Affiliates of the KKR Member or the Viking Member, or of any of the KKR Member’s or the Viking Member’s Affiliates for purposes of this Agreement.

“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.

“Board” means the board of directors, board of managers or similar managing body of the Company.

“BridgeBio Pharma” has the meaning set forth in the recitals.

“Business Day” means any day other than Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” shall mean any transaction pursuant to which, or as a result of which, a single Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires or holds equity interests of the Company representing (a) a majority of the outstanding voting securities (in each case excluding any unvested voting securities that would not become vested voting securities as a result of such Change of Control, whether pursuant to the terms of such unvested voting securities, by Board action or otherwise), or (b) the right to receive a majority of the proceeds in a final liquidation, dissolution or termination, voluntary or involuntary, of the Company.

“Common Equity” means any shares of common stock or other equity securities of the Company or its successors, including any shares of common stock or other equity securities of any successor to the Company.

“Control” (including as used in the terms “Controlling,” “Controlled by” and “under common Control with”) means possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in a Person or the voting power of a Person or (b) the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, by agreement or otherwise).

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 2.1.1.

“Demanding Holder” means any Holder of at least ten percent (10%) of the Registrable Securities then outstanding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Equity being registered is Common Equity issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.

“Holder” has the meaning set forth in the preamble.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Demanding Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common Equity under the Securities Act.

“IPO Corporation” has the meaning set forth in the LLC Agreement.

“KKR” and “KKR Member” has the meaning set forth in the recitals.

“LLC Agreement” has the meaning set forth in the recitals.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, an unincorporated organization, a government or any department, agency or authority thereof, or any other entity or organization.

“Preferred Units” has the meaning set forth in the LLC Agreement.

“Registrable Securities” means (a) the Common Equity held by the Holders party to this Agreement as of the date of this Agreement or hereafter and (b) any Common Equity issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Equity referenced in clause (a); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1, and excluding for purposes of Section 2 any Common Equity for which registration rights have terminated pursuant to Section 3 of this Agreement.

“Registrable Securities then outstanding” means the number of units or shares determined by adding the number of units or shares of outstanding Common Equity that are Registrable Securities and the number of units or shares of Common Equity issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and unit/stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

“Selling Holder Counsel” means one counsel for the selling Holders selected by holders of a majority of Registrable Securities held by the selling Holders.

“Standoff Period” means the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days).

“Unit” and “Units” have the meaning set forth in the LLC Agreement.

ARTICLE 2

REGISTRATION RIGHTS

2.1 Demand Registration.

2.1.1 Form S-1 Demand. If at any time one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from a Demanding Holder that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use reasonable best efforts to as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1.3 and Section 2.3.

2.1.2 Form S-3 Demand. If at any time when the Company is eligible to use a Form S-3 registration statement, the Company receives a request from a Demanding Holder that the Company file a Form S-3 registration statement (including by means of a shelf registration statement pursuant to Rule 415 under the Securities Act providing for an offering to be made on a continuous basis if so requested) with respect to any or all of the outstanding Registrable Securities of such Holders, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use reasonable best efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1.3 and Section 2.3.

2.1.3 Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its equityholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any twelve (12) month period and (ii) the Company shall not register any securities for its own account or that of any other equityholder during such ninety (90) day period other than an Excluded Registration.

2.1.4 Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1.1: (a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective; (b) after the Company has effected four (4) registrations pursuant to Section 2.1.1; (c) for a six (6) month period after the Company has effected a registration pursuant to Section 2.1.1; or (d) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1.2: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1.2 within the six (6) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration on Form S-1 or one registration on Form S-3 during the applicable six (6) month period immediately following the date of the initial registration request, as applicable, pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.4.

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for equityholders other than the Holders, whether as part of an underwritten offering of Registrable Securities included by the Company on a shelf registration statement or otherwise) any of its Common Equity under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

2.3.1 Inclusion. If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board, provided such underwriter(s) is reasonably acceptable to the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4.5) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of equity securities to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of equity securities in accordance with the above provisions, the Company or the underwriters may round the number of equity securities allocated to any Holder to the nearest one hundred (100) equity securities.

2.3.2 Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s equity pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by equityholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering (after reasonable consultation with the Holders who have elected to include Registrable Securities in such registration). If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of equity securities in accordance with the above provisions, the Company or the underwriters may round the number of equity securities allocated to any Holder to the nearest one hundred (100) equity securities. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (b) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other equityholder’s securities are included in such offering. For purposes of the provision in this Section 2.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.

2.3.3 Registration Not Effected. For purposes of Section 2.1, a registration shall not be counted as “effected” if (a) the registration statement relating thereto does not become effective or is not maintained effective for the period required pursuant to this ARTICLE 2, (b) the offering of the Registrable Securities pursuant to such registration statement is subject to a stop order, injunction, or similar order or requirement of the SEC or (c) as a result of an exercise of the underwriter’s cutback provisions in Section 2.3.1, fewer than seventy five percent (75%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this ARTICLE 2 to effect the registration of any Registrable Securities, the Company shall use reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

2.4.1 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of a Demanding Holder registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (a) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Equity (or other securities) of the Company, from selling any securities included in such registration, and (b) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such registration statement shall be kept effective continually until all such Registrable Securities are sold;

2.4.2 prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

2.4.3 furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

2.4.4 use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

2.4.5 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

2.4.6 cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of any Registrable Securities;

2.4.7 use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (a) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (b) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering addressed to the underwriters;

2.4.8 use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

2.4.9 provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.4.10 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

2.4.11 notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;

2.4.12 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;

2.4.13 use its reasonable best efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;

2.4.14 use its reasonable best efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

2.4.15 to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 2.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and

2.4.16 if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 2.1.2 the Company determines that it is not a well-known seasoned issuer and (a) the registration statement is required to be kept effective in accordance with this Agreement and (b) the registration rights of the applicable Holders have not terminated, use reasonable best efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this ARTICLE 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to ARTICLE 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one (1) Selling Holder Counsel shall be borne and paid by the Company; provided, however, that (a) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Initiating Holders to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Initiating Holders agree to forfeit their right to one registration pursuant to Section 2.1.1 or one registration pursuant to Section 2.1.2, during the applicable six (6) month period immediately following the date of the initial registration request, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company and its subsidiaries, taken as a whole, not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1.1 or one registration pursuant to Section 2.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this ARTICLE 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this ARTICLE 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this ARTICLE 2:

2.8.1 Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

2.8.2 Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 2.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8.2 and 2.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

2.8.3 Procedures. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.

2.8.4 Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (y) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (z) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:

(a) in any such case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and

(b) in no event shall a Holder’s liability pursuant to this Section 2.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 2.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

2.8.5 Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.8.6 Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this ARTICLE 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

2.9.1 use reasonable best efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

2.9.2 use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

2.9.3 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (a) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (b) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding, the Company shall not grant registration rights or similar rights to any Person that have, or would have, priority over, or be pari passu with, the registration rights to be granted to the holders of Registrable Securities pursuant to this Agreement. For clarity, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 2.2 and 2.3 hereof, (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities at a time earlier than the Demanding Holders can demand registration under Section 2.1 hereof or (c) would allow such holder or prospective holder to include a portion of its securities in any registration initiated pursuant to Section 2.1.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the Company or the managing underwriter,

2.11.1 lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Equity, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Equity, held immediately before the effective date of the registration statement for such offering; or

2.11.2 enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities held immediately before the effective date of the registration statement for such offering, whether any such transaction described in Section 2.11.1 or this Section 2.11.2 is to be settled by delivery of Common Equity or other securities, in cash, or otherwise.

The foregoing provisions of this Section 2.11 shall apply only to the IPO and shall not apply to (a) the sale of any equity securities to an underwriter pursuant to an underwriting agreement, (b) if the Holder is a corporation, partnership, limited liability company, trust or other business entity, any transfer or disposition of Common Equity pursuant to a distribution to the Holder’s partners, members or stockholders, subsidiaries or affiliates (as defined in Rule 405 promulgated under the Securities Act) or to any investment fund or other entity that controls or manages the Holder (or is under common control or management with the Holder) provided that such transferee agrees to be bound by the same restrictions as are applicable to the Holder, or (c) any transfer or disposition of Common Equity pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Equity involving a change of control of the Company that, in each case, has been approved by the Board, provided that all of the Holder’s shares of Common Equity subject to the restrictions in this Section 2.11 that are not so transferred, sold, tendered or otherwise disposed of remain subject to such restrictions in this Section 2.11, and, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares of Common Equity owned by the Holder shall remain subject to the restrictions set forth in this Section 2.11, and shall be applicable to the Holders only if all officers, directors, and equityholders individually owning more than one percent (1%) of the Company’s outstanding Common Equity are similarly bound. For purposes of this Section 2.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Company or the underwriters (other than discretionary waivers for requests based on financial hardship for the sale of equity securities having an aggregate sales price not exceeding $100,000 per Holder) shall apply pro rata to all Holders subject to such agreements, based on the number of equity securities subject to such agreements. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the equity securities subject to this Section 2.11 and to impose stop transfer instructions with respect to such equity securities until the end of such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Notwithstanding anything herein to the contrary, the provisions of this Section 2.11 shall not apply to any equity securities purchased by a Holder in the IPO.

ARTICLE 3

TERMINATION

The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of: (a) when (i) such Holder and its Affiliates hold less than ten percent (10%) of the outstanding capital stock of the Company in the aggregate and are not serving as a director or officer of the Company, or such Holder and its Affiliates can obtain from reputable legal counsel (as reasonably determined by such Holder) using commercially reasonable efforts a legal opinion that each of such Holder and its Affiliates is not an “affiliate” of the Company as such term is defined under SEC Rule 144 and (ii) all of such Holder’s Registrable Securities and such Holder’s Affiliates’ Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; and (b) upon a Change of Control. All of the rights of a Holder, other than any right of such Holder to enforce the obligations of the Company to such Holder arising under Section 2.6 or Section 2.8 under this Agreement, shall terminate automatically at such time as such Holder together with its Affiliates no longer owns (either directly or beneficially as the result of the ownership of shares of any holding company) at least two percent (2%) of the Registrable Securities.

ARTICLE 4

GENERAL PROVISIONS

4.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least two percent (2%) of the outstanding common stock of the Company; or (d) is a venture capital, private equity fund or other investment fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate or is a venture capital, private equity fund or other investment fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2 Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws rules which would result in the application of the laws of any other jurisdiction.

4.3 Counterparts; Facsimile. This Agreement and any agreements or documents required to be delivered in connection with this Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Definitional and Interpretive Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(e) The use of the word “or” shall not be inclusive.

4.5 Notices. All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as follows:

4.5.1 if to the Company:

BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, CA 94301

Attention: Neil Kumar, Chief Executive Officer

E-mail: nk@bridgebio.com

with a copy to:

Goodwin Procter LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: Mitchell S. Bloom and Maggie L. Wong

Email: mbloom@goodwinlaw.com; mwong@goodwinlaw.com

or to such other address as the Company may from time to time specify by notice to the Holders; and

4.5.2 if to a Holder, to such Holder at the address set forth on Schedule A hereto, or to such other address as such Holder may from time to time specify by notice to the Company.

4.6 Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and the Holders of majority of the Registrable Securities then outstanding, including KKR (so long as KKR holds any Registrable Securities) and Viking (so long as Viking holds any Registrable Securities); provided that (a) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and (b) the Company may, without the consent or approval of any other party hereto, cause additional persons to become party to this Agreement as Holders pursuant to an assignment made in accordance with Section 4.1 hereto and Schedule A hereto shall be amended accordingly by the Company to reflect such assignment. Any amendment, termination, or waiver effected in accordance with this Section 4.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.8 Aggregation of Equity Securities. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. Affiliated persons may apportion the rights hereunder as among themselves in any manner they deem appropriate.

4.9 Entire Agreement. This Agreement (including Schedule A hereto) and Section 7.12.2 of the LLC Agreement constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement (including Schedule A hereto) and Section 7.12.2 of the LLC Agreement.

4.10 Third Parties. Except as set forth in Section 2.11 of this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.12 Submission to Jurisdiction; Forum. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Chancery Court of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement and (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Chancery Court of the State of Delaware or the United States District Court for the District of Delaware.

4.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-

ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

4.14 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

4.15 Stock Splits, Dividends, etc. All references to a number of equity securities of a series or class of equity securities shall be automatically adjusted to reflect any stock splits, stock combinations, stock dividends, recapitalizations, reorganizations or the like occurring after the date hereof with respect to such series or class, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

BridgeBio Pharma, Inc.

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

HOLDERS:

KKR GENETIC DISORDER L.P.

By: KKR Genetic Disorder GP LLC, its General Partner

By:	/s/ Ali J. Satvat
Name: Ali J. Satvat
Title: Vice President

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

VIKING GLOBAL OPPORTUNITIES
ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

VIKING GLOBAL EQUITIES MASTER LTD.

By: Viking Global Performance LLC, its investment manager

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

VIKING LONG FUND MASTER LTD.

By: Viking Long Fund GP LLC, its investment manager

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

AISLING CAPITAL IV, LP

By:	/s/ Robert Wenzel
Name: Robert Wenzel
Title: CFO

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

By: AIG Asset Management (U.S.), LLC, as its investment advisor

By:	/s/ Monika Racz
Name: Monika Racz
Title: Managing Director

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as its investment advisor

By:	/s/ Monika Racz
Name: Monika Racz
Title: Managing Director

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By:	/s/ Andy Acker
Name: Andy Acker
Title: Portfolio Manager

JANUS CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS GLOBAL LIFE SCIENCES FUND

By:	/s/ Andy Acker
Name: Andy Acker
Title: Portfolio Manager

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD

By:	/s/ James H. Mannix
Name: James H. Mannix
Title: Chief Operating Officer

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P., for itself and as nominee

By: SC U.S. GROWTH VIII MANAGEMENT, L.P., a Cayman Islands exempted limited partnership, its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Roelof F. Botha
Name: Roelof F. Botha
Title: Authorized Signatory

[Signature Page to BridgeBio Pharma, Inc. Registration Rights Agreement]

SCHEDULE A

List of Holders

KKR Genetic Disorder L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Ali J. Satvat

Email: Ali.Satvat@kkr.com

With a required copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Josh Dubofsky

Phillip Stoup

Fax: 650 463 2600

Viking Global Opportunities Illiquid Investments Sub-Master LP

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attn: General Counsel

legalnotices@vikingglobal.com

Viking Global Equities Master Ltd.

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attn: General Counsel

legalnotices@vikingglobal.com

Viking Long Fund Master Ltd.

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attn: General Counsel

legalnotices@vikingglobal.com

Perceptive Life Sciences Master Fund, Ltd.

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Steve Berger

Email: steve@perceptivelife.com

The United States Life Insurance Company in the City of New York

c/o AIG Asset Management (U.S.), LLC

80 Pine Street, 8th Floor

New York, NY 10005

Attn: Monika Racz

American General Life Insurance Company

c/o AIG Asset Management (U.S.), LLC

80 Pine Street, 8th Floor

New York, NY 10005

Attn: Monika Racz

Janus Henderson Global Life Sciences Fund

Janus Henderson Capital Funds plc on behalf of its series Janus

Henderson Global Life Sciences Fund

c/o Janus Capital Management LLC,

151 Detroit Street

Denver, CO 80206

Attn: Andy Acker

Attn: Angela Morton

Email: andy.acker@janushenderson.com

amorton@janushenderson.com

Copy to

Adrian Rich, Todd Zerega

Perkins Coie LLP

3150 Porter Drive

Palo Alto, CA 94304

arich@perkinscoie.com

Aisling Capital IV, L.P.

888 Seventh Avenue, 12th Floor

New York, NY 10106

Attn: Eric Aguiar

Fax: 212 651 6379

and

Aisling Capital IV, L.P.

888 Seventh Avenue, 12th Floor

New York, NY 10106

Attn: Chief Financial Officer

Fax: 212 651 6379

With a required copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922

Attn: Todd Finger

Fax: 212 547 5444

Sequoia Capital U.S. Growth Fund VIII, L.P.

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Attn: Jung Son

compliance@sequoiacap.com